Exhibit 21.1

SUBSIDIARIES AND VARIABLE INTEREST ENTITY OF THE REGISTRANT

Subsidiaries	Place of Incorporation

Ostin Technology Holdings Limited	British Virgin Islands
Ostin Technology Limited	Hong Kong
Nanjing Aosa Technology Development Co., Ltd.	PRC
Beijing Suhongyuanda Science and Technology Co., Ltd.	PRC

Variable Interest Entity	Place of Incorporation
Jiangsu Austin Optronics Technology Co., Ltd.	PRC

Subsidiaries of Variable Interest Entity	Place of Incorporation
Sichuan Ausheet Electronic Materials Co., Ltd.	PRC
Jiangsu Huiyin Optoelectronics Technology Co., Ltd.	PRC
Austin Optronics Technology Co., Ltd.	Hong Kong
Nanjing Zhancheng Photoelectron Co., Ltd.	PRC
Luzhou Aozhi Optronics Technology Co., Ltd.	PRC
Nanjing Aoting Technology Development Co., Ltd.	PRC